Exhibit 5.1

Our Ref 023786.0004.DCA/LJD	2 June 2016

Innocoll Holdings plc

9 Block D
Monksland Business Park, Monksland
Athlone, Co. Roscommon

Innocoll Holdings plc (the “Company”)

Dear Sirs

1.	Capacity and Basis

We act as Irish counsel for the Company and are delivering this Opinion Letter in connection with the filing by the Company of a Registration Statement (the “Registration Statement”) on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”) in respect of ordinary shares of $0.01 each of the Company issuable under the Company's 2016 Omnibus Incentive Compensation Plan (the “2016 Plan”), Amended and Restated 2015 Stock Option Plan (the “2015 Plan”) and Amended and Restated Option Agreements (the “Option Agreements”) entered into between the Company and certain individuals as specified in the Registration Statement (in aggregate the "Shares")

No opinion is expressed in this Opinion Letter with regard to any matter governed by the laws of any jurisdiction other than Ireland (meaning Ireland, exclusive of Northern Ireland) (“Ireland”) or with respect to taxation matters.

This opinion is delivered in connection with the filing by the Company of the Registration Statement with the SEC and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter.

In this Opinion Letter, the term the “the Act” means the Companies Act 2014 including all acts of the Oireachtas and statutory instruments which are to be read as one with, or construed or read together as one with, the Act and every statutory modification or re-enactment thereof for the time being in force (or, where the context so admits or requires, any one or more of such acts).

2.	Documents

For the purpose of issuing this Opinion Letter we have reviewed:

2.1	a corporate certificate of the Company dated the same date as this Opinion Letter as to certain matters to be relied on by us (the “Company Certificate”);

2.2	the report of searches made against the Company by Brady & Co., independent law searchers, on our behalf on in the Companies Registration Office of Ireland in Dublin and the Central Office of the High Court, Dublin (together, the “Searches”);

2.3	a copy of the Constitution of the Company (as referred to in Section 1006(1) of the Act) annexed as Appendix I to the Company Certificate (the “Constitution”);

2.4	a copy of the resolutions passed in writing by the Board of Directors of the Company (the "Board") on 11 March 2016 annexed as Appendix I to the Company Certificate;

2.5	a copy of the resolutions passed in writing by the then sole shareholder of the Company on 15 February 2016 annexed as Appendix III to the Company Certificate; and

2.6	a copy of the Registration Statement annexed as Appendix V to the Company Certificate;

(each a “Document” and collectively, the “Documents”).

3.	Opinion

Based only on our review of the Documents and upon the assumptions listed at Clause 4, and subject to all applicable bankruptcy, insolvency, liquidation, examinership, re-organisation, moratorium and other laws relating to the enforcement of creditors’ rights generally and to the reservations and qualifications set out in Clauses 5 and 6, we are of the opinion that on (i) the allotment and issuance of the Shares (by resolution of the Board and the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Shares have been issued credited as fully paid), and (ii) the exercise, subscription and payment in full therefor by the relevant subscribers in accordance with the Constitution, the 2016 Plan, the 2015 Plan or the relevant Option Agreements (as the case may be), the Shares will be validly issued, fully paid and non-assessable (which term, when used herein, means that the holders of the Shares are not liable, solely by virtue of holding such Shares, for additional assessments or calls on such Shares by the Company or its creditors).

4.	Assumptions

For the purpose of issuing this Opinion Letter we have made the following assumptions, without independent verification:

4.1	that the copies of each Document referred to herein as being reviewed by us are true, complete and accurate copies of the originals thereof as in effect on the date hereof without any amendment or modification thereto;

4.2	the authenticity of all signatures and/or corporate seals on, and the capacity of all individuals who signed, any of the Documents;

4.3	that the Company Certificate fully and accurately states the position as to the matters of fact referred to therein and that the position as stated therein in relation to any factual matter pertains as of the date hereof;

4.4	that the copy produced to us of the written resolutions of the Board is a true copy and correctly records the resolutions approved by the Board; that such written resolutions were signed by the requisite members of the Board, that those persons who signed such written resolutions acted bona fide in the interests of the Company in signing such written resolutions, that all constitutional, statutory and other formalities were duly observed in respect of such resolutions (including but not limited to the provisions contained in the Act and/or the Constitution relating to the declaration of the interests of the Directors and the powers of interested Directors to vote) and that no further resolutions of the Board or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof;

4.5	that the copy produced to us of the written resolutions of the then sole shareholder of the Company is a true copy and correctly records the resolutions approved by the shareholder of the Company, that such written resolutions were duly signed by or on behalf of the then sole shareholder of the Company, that all constitutional, statutory and other formalities were duly observed in respect of such resolutions and that no further resolutions of the shareholder, the Board or any committee

2

thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof;

4.6	that (a) the Company is fully solvent at the date hereof; (b) the Company will not, as a consequence of doing any act or thing which the Registration Statement and/or all deeds, instruments, assignments, agreements and other documents in relation to matters contemplated thereby and/or this opinion (the “Ancillary Documents”) contemplate, permit or require the Company to do, be or become insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Company; and (d) no receiver has been appointed in relation to any of the assess or undertaking of the Company;

4.7	that, if the Searches were conducted as at the date of this Opinion Letter, the results of such new searches would be the same as the Searches;

4.8	that it was (or will be) in the interests of (and will (or did) commercially benefit) the Company to adopt or enter into the 2016 Plan, the 2015 Plan, the Option Agreements and issue the Shares and that the filing of the Registration Statement will be made, and each of the transactions referred to in the Registration Statement and the Ancillary Documents is and will be carried out by each of the parties thereto in good faith, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively and on arms; length commercial terms;

4.9	that, in so far as the laws (including the public policy) of any other jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with the issue of the Shares, and that there is no provision of the laws of any jurisdiction (other than Ireland) that would have any adverse implications in relation to the opinions expressed herein;

4.10	that there are no contractual or similar restrictions or other arrangements binding on the Company which could affect the conclusions in this Opinion Letter;

4.11	that the Company has not been induced by fraud, misrepresentation, coercion, duress, undue influence or by any similar circumstance to adopt or enter into the 2016 Plan, the 2015 Plan and the Option Agreements or issue the Shares;

4.12	that, at the time of issue of the Shares, the authority of the Company and the directors of the Company to issue the Shares (including on a non-pre-emptive basis) as provided for in the Constitution and the Act, will be in full force and effect;

4.13	that the exercise of any options granted under the 2016 Plan, the 2015 Plan, the Option Agreement and the issue of the Shares upon exercise of such options (and the issue of the Shares in connection with any other awards granted under the 2016 Plan) will be conducted in accordance with the terms and the procedures described in the 2016 Plan, the 2015 Plan, the Option Agreements and the applicable agreements;

4.14	that the Company has and will have sufficient share capital to issue the required number of Shares to be delivered to recipients of any option or award granted under the 2016 Plan, the 2015 Plan and the Option Agreements;

4.15	that any issue of Shares will be in consideration of the receipt by the Company prior to the issue of the Shares of consideration in accordance with Section 64(3) of the Act in an amount at least equal to the nominal value of such Shares and any premium required to be paid up on such Shares pursuant to their terms of issue and to the extent that any of the consideration for such Shares is not payable in cash, that the provisions of Section 1028 of the Act with respect to the issuance of shares for non-cash consideration will be complied with in full prior to the issue and allotment of the Shares and that, to the extent applicable, the provisions of Part 23

3

of the Act are complied with in relation to any issuance of Shares pursuant to the 2016 Plan, the 2015 Plan and the Option Agreements;

4.16	that all securities issued under the Registration Statement will have been issued in compliance with all applicable laws (other than Irish law), including applicable federal and state securities laws, in the manner stated in the Registration Statement;

4.17	that, as at the time of the issuance of the Shares, such issuance will not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

4.18	that the filing of the Registration Statement with the Commission has been authorised by all necessary actions under all applicable laws other than Irish law;

4.19	that any power of attorney granted by the Company in respect of the allotment and issue of the Shares shall have been duly granted, approved and executed in accordance with the Articles of Association, the Act, the Powers of Attorney Act of 1996 of Ireland and all other applicable laws, rules and regulations;

4.20	that the Shares will not be listed or admitted to trading on any stock exchange other than NASDAQ;

4.21	that when filed with SEC, the Registration Statement will not differ in any material respect from the draft that we have examined and that the Registration Statement will have become effective under the Securities Act;

4.22	that the Company will continue to renew its authority to issue the Shares in accordance with the terms and conditions set out in the Constitution and the Act and that, where such authority has not been renewed, the Company will not issue the Shares after such authority has expired;

4.23	that any issue of the Shares will be in compliance with the Act, the Irish Takeover Panel Act 1997, Takeover Rules 2013 (as amended), and all other applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

4.24	that the Registration Statement does not constitute (and is not intended/required to constitute) a prospectus (as defined in the Act) and that no offer of Shares to the public was or is made, or will be made, that required or requires the publication of a prospectus pursuant to Irish prospectus law (as defined in section 1348(1) of the Act);

4.25	that, as at the time of the issuance of any of the Shares, valid entries will be made in relation to the allotment and issue of the Shares in the books and registers of the Company;

4.26	that the Shares will be allotted and issued in the manner stated in the Registration Statement;

4.27	that no proceedings have been or will be instituted and no injunction has been or will be granted against the Company to restrain it from issuing any of the Shares and that the issue of the Shares was not or will not be contrary to any state, governmental, court, state or quasi-governmental agency, licensing authority, local or municipal governmental body or regulatory authority's order, direction, guideline, recommendation, decision, licence or requirement, other than where the foregoing is required by Irish law;

4

4.28	that all relevant authorisations, approvals, consents and licences required in any jurisdiction (other than Ireland) and all formalities and requirements of the laws of any relevant jurisdictions (other than Ireland) and any regulatory authority therein applicable to the issue of the Shares any of the rights or obligations expressed in the Registration Statement or the 2016 Plan, the 2015 Plan and/or the Option Agreements or the transactions contemplated by the Registration Statement or the 2016 Plan, the 2015 Plan and/or the Option Agreements:

4.28.1	will be or have been made, done or obtained , as the case may be; and

4.28.2	have been and will be complied with,

(and in each case (where applicable) (i) they are or will be in full force and effect and (ii) were or will be made, done and obtained or complied with within any applicable time period)

4.29	that the 2015 Plan and the Option Agreements have been or will be approved and adopted by the Board or a duly authorised committee thereof and the relevant option holders (if required);

4.30	that the information disclosed by the Searches was accurate as of the date the Searches were made and has not altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches being carried out since that time; and

4.31	that the Documents contain all relevant information which is material for the purposes of the opinions given in this Opinion Letter and there are no other contractual or other arrangements (whether legally binding or not) which renders such information inaccurate, incomplete or misleading or which affects or could affect a conclusions stated in this Opinion Letter.

5.	Reservations and Qualifications

This Opinion Letter is given subject to the following reservations and qualifications:

5.1	the opinions in this Opinion Letter are given solely on the basis of a review of the Documents and the applicable law with regard to the matters specified herein. The opinions are given only in respect of the laws of Ireland in effect as of the date of this Opinion Letter and as to the facts and circumstances as stated herein in existence at such date and this Opinion Letter is not to be taken as expressing any opinion with regard to any matter governed by the laws of any jurisdiction other than Ireland;

5.2	no opinion is given as to the adequacy of the consideration to be received for the issuance of the Shares;

5.3	any term of an agreement may be amended orally by the parties notwithstanding any provision to the contrary in such agreement, and documents may be impliedly amended by later agreements or a course of dealing between the parties thereto, notwithstanding any provision to the contrary therein contained;

5.4	this Opinion Letter and any non-contractual obligation or liability arising in connection with it and the relationships created by any of them shall be governed by and shall construed in accordance with the laws of Ireland. By accepting and relying on this Opinion Letter the addressees irrevocably and unconditionally agree that (i) the courts of Ireland have exclusive jurisdiction to settle any dispute, suit,

5

action or proceedings arising out of or in connection with this Opinion Letter, any non-contractual obligation or liability arising in connection with it or any relationship created by any of the forgoing (“Disputes”), (ii) the courts of Ireland are the most appropriate and convenient courts to settle Disputes and that accordingly, it will not argue to the contrary or seek to bring or commence proceedings or a Dispute in another jurisdiction, and (iii) for such purposes, it submits to the exclusive jurisdiction of the Irish courts;

5.5	an Irish court has power to stay an action if concurrent proceedings are being brought elsewhere;

5.6	we have not verified or been responsible for verifying the accuracy of the Registration Statement (or any documents expressed to be incorporated by reference therein) or that no material facts or matters have been omitted therefrom;

5.7	An Irish Court may refuse to give effect to any provision of an agreement which amounts to an indemnity in respect of the costs of unsuccessful litigation brought before an Irish court or where the court has itself made an order for costs;

5.8	The effectiveness of any provision in the 2016 Plan, the 2015 Plan and/or the Option Agreements purporting to exculpate a party from a liability, obligation or duty otherwise owed is limited by Irish law;

5.9	The 2016 Plan, the 2015 Plan and/or the Option Agreements may not be valid or enforceable under Irish law to the extent that any obligation thereunder is unenforceable on account of illegality, misrepresentation or fraud or is overridden by considerations of public policy.

5.10	other than the Searches we have not made any further enquiries, conducted any other searches or due diligence whatsoever nor have we considered the regulatory status or compliance of any other person or body corporate. Accordingly, this Opinion Letter is given on the assumption that such searches, due diligence or enquiries, if made, would not reveal any circumstances which would require amendment of this Opinion Letter;

5.11	searches of the Company Registration Office, the Register of Winding Up Petitions at the Central Office of the High Court and the Judgment Office in the Central Office of the High Court are not conclusive and it should be noted that the Companies Registration Office, the Register of Winding Up Petitions at the Central Office of the High Court and the Judgment Office in the Central Office of the High Court do not reveal:

5.11.1	details of matters which should have been lodged for filing or registration at the Companies Registration Office or the Central Office of the High Court but have not been lodged for filing or registration at the date the search is concluded;

5.11.2	whether any arbitration or administrative proceedings are pending in relation to the Company or whether any proceedings are threatened against the Company, or whether any arbitrator has been appointed; or

5.11.3	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges maintained by the Companies Registration Office;

5.12	a search of the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented;

6

5.13	a search of the Registry of Winding Up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed;

5.14	while each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office, it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters

5.15	our opinion is limited strictly to the statement in paragraph 3 and are not to be read as extending by implication or otherwise to any other matter;

5.16	we express no opinion, and make no representation or warranty, as to any matter of fact in respect of any documents or arrangements which may exist in relation to the Plan, the transactions contemplated thereby or any other related matter;

5.17	we accept no liability in respect of this Opinion Letter to any person other than the addressee (which liability is qualified in accordance with paragraph 5.17 or in accordance with the terms of the contractual relationship between us);

5.18	we accept a duty of care to the addressee in relation to the matters opined on in this Opinion Letter, but the provision of this Opinion Letter is not to be taken as implying that we owe the addressee any wider duty of care in connection with the content of any of the Documents or their commercial or financial implications;

5.19	no assumption or qualification in this Opinion Letter limits any other assumption or qualification herein. Headings to paragraphs or subparagraphs in this Opinion Letter are for convenience only and do not affect the construction or interpretation hereof.

6.	General

This Opinion Letter is solely for the benefit of the addressee hereof and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purpose(s) without our prior written consent, provided that it may be disclosed by the addressee on a strict non-reliance basis to the addressee’s professional advisers, to any governmental agency or regulatory authority or as otherwise required by law.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

This Opinion Letter is intended solely for use in connection with the issuance of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Save where otherwise specified, a reference in this Opinion Letter to a Clause, is to a Clause of this Opinion Letter.

This Opinion Letter speaks only as of the date hereof and we disclaim any obligation to advise you or anyone else of changes of law or fact that occur after the date hereof. This Opinion Letter is given on the basis that it will be construed in accordance with, and governed in all respects by, the laws of Ireland which shall apply between us and all persons interested.

7

Yours faithfully,	Yours faithfully,

/s/ Alvin Price	/s/ David Fitzgibbon

WILLIAM FRY	WILLIAM FRY

Solicitors	Solicitors

8